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                                                                     EXHIBIT 15

                                 PLACEMENT PLAN

                      OLD MUTUAL SOUTH AFRICA EQUITY TRUST

         WHEREAS, OLD MUTUAL SOUTH AFRICA EQUITY TRUST, a trust organized and existing under the laws of the Commonwealth of Massachusetts (the "Trust"), engages in business as an open-end management investment company and is or is to be registered as such under the United States Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, Old Mutual Equity Growth Assets South Africa Fund, a business trust organized and existing under the laws of the Commonwealth of Massachusetts (the "U.S. Feeder Fund") is authorized to issue an unlimited number of shares of beneficial interest; and

         WHEREAS, Old Mutual South Africa Growth Assets Fund Limited, a mutual fund organized under the laws of Bermuda (the "Non- U.S. Feeder Fund," collectively with the U.S. Feeder Fund to be referred to as, the "Feeder Funds") is authorized to issue shares its capital stock (together with the shares of beneficial interest in the U.S. Feeder Fund, the "Feeder Shares"); and

         WHEREAS, the Feeder Funds invest (or are to invest) all of their investable assets in the Trust; and

         WHEREAS, the trustees of the Trust as a whole, and the trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the "Non-Interested Trustees"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the Trust and its investors, have approved this Plan by votes cast at a meeting called for the purpose of voting hereon and on any agreements related hereto; and

         NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act, on the following terms and conditions:

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         1. Placement and Servicing Activities. Subject to the supervision of the trustees of the Trust, the Trust may, directly or indirectly, engage in any activities primarily intended to result in the sale of Feeder Shares, which activities may include, but are not limited to, the following: (a) employment of
(i) SBC Warburg (a division of Swiss Bank Corporation) and S.G. Warburg & Co., Inc. (collectively, "Warburg") as placement agents to the Non-U.S. Feeder Fund and the U.S. Feeder Fund, respectively, for the initial offering of Feeder Shares, (ii) Warburg and/or one or more other brokerage firms as placement agents for further offerings of Shares and (iii) International Finance Corporation as structuring agent to each of the Feeder Funds; (b) payments to the Feeder Funds' placement agents and structuring agent and to securities dealers and others in respect of the sale of Feeder Shares; (c) payments to the Feeder Funds' placement agents, structuring agent and other parties of reimbursement for or fees in respect of marketing expenses incurred in connection with the placement of Feeder Shares; (d) payment of compensation to and expenses of personnel (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who engage in or support placement of Feeder Shares or who render investor support services not otherwise provided by the Feeder Funds' transfer agents, administrators, or custodians, including but not limited to, answering inquiries regarding the Trust and Feeder Funds, processing investor transactions, providing personal services and/or the maintenance of investor accounts, providing other investor liaison services, responding to investor inquiries, providing information on investments in the Feeder Shares, and providing such other investor services as the Trust or the Feeder Funds may reasonably request; (e) formulation and implementation of a private placement strategy for shares of the U.S. Feeder Fund in compliance with Regulation D under the United States securities laws and a non-U.S. placement strategy for shares of the Non-U.S. Feeder Fund in compliance with Regulation S under the United States securities laws and applicable laws of other jurisdictions; (f) preparation, printing and distribution of sales literature;
(g) preparation, printing and distribution of private placement memoranda and statements of additional information and reports of the Trust or the Feeder Funds for recipients other than existing investors in the Trust or the Feeder Funds; and (h) obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable. The Trust is authorized to engage in the activities listed above, and in any other activities primarily intended to result in the sale of Feeder Shares, either directly or through other persons with which the Trust has entered into agreements related to this Plan. The Trust is also authorized to engage International Finance Corporation as structuring agent.

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         2. Maximum Expenditures. The expenditures to be made by the Trust pursuant to this Plan and the basis upon which payment of such expenditures will be made shall be determined by the trustees of the Trust subject to the limitations of this Section 2. The Trust may pay a placement fee to Warburg, at the closing of the initial offering of Feeder Shares (the "Initial Closing") not to exceed 0.25% of the initial offering price of Feeder Shares sold in the initial offering of Feeder Shares. In addition, the Trust may pay to Old Mutual Fund Holdings (Bermuda) Limited ("Old Mutual Bermuda") an amount not to exceed 0.25% of the value of the interest Old Mutual Bermuda retains in the Trust immediately following the Initial Closing. The Trust may pay a structuring fee at the Initial Closing to International Finance Corporation, the structuring agent for each of the Feeder Funds, not to exceed U.S.$250,000. The Trust may reimburse Old Mutual Asset Managers (Bermuda) Limited, the investment adviser to the Trust (the "Adviser"), or another party for certain marketing expenses incurred (or advanced to Warburg or others) in the placement of Feeder Shares, provided the amount of such reimbursements in any year will not exceed 0.05% of the average daily net assets of the Trust for such year. The Trust may pay fees in connection with the placement of Feeder Shares as determined by the Trustees, provided such fees for any year shall not, together with any reimbursement of expenses under the next preceding sentence for such year, exceed 0.05% of the average daily net assets of the Trust for such year.

         3. Term and Termination.

         (a) This Plan shall become effective as of the date the registration statement of the Trust is filed under the 1940 Act. Unless terminated as herein provided, this Plan shall continue in effect for one year from the date hereof and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both (i) the trustees of the Trust and (ii) the Non-Interested Trustees, cast at a meeting called for the purpose of voting on such approval.

         (b) This Plan may be terminated at any time by a vote of a majority of the Non-Interested Trustees or by a vote of a majority of the outstanding voting securities of the Trust, as defined in the 1940 Act.

         4. Amendments. This Plan may not be amended to increase materially the maximum expenditures permitted by Section 2 hereof unless such amendment is approved by a vote of the majority of the

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outstanding voting securities of the Trust, as defined in the 1940 Act, with respect to which a material increase in the amount of expenditures is proposed, and no material amendment to this Plan shall be made unless approved in the manner provided for annual renewal of this Plan in Section 3(a) hereof.

         5. Selection and Nomination of Trustees. While this Plan is in effect, the selection and nomination of the Non- Interested Trustees of the Trust shall be committed to the discretion of the disinterested trustees of the Trust (as defined in the 1940 Act).

         6. Quarterly Reports. The Treasurer of the Trust shall provide to the trustees of the Trust and the trustees shall review quarterly a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

         7. Recordkeeping. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan. Any such related agreement or such reports for the first two years will be maintained in an easily accessible place.

         8. Limitation of Liability. Any obligations of the Trust hereunder shall not be binding upon any of the trustees of the Trust personally. The term "Old Mutual South Africa Equity Trust" means and refers to the trustees from time to time serving under the Declaration of Trust of the Trust, a copy of which is on file with the Secretary of State of the Commonwealth of Massachusetts. This Plan has been authorized by the trustees, acting as such and not individually, and such authorization by such trustees shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally.